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Pricing Supplement dated January 14, 2003	                  Rule 424(b)(3)
(To Prospectus dated April 3, 2002 and	                      File No. 333-84692
Prospectus Supplement dated April 4, 2002)

			TOYOTA MOTOR CREDIT CORPORATION

			Medium-Term Note - Floating Rate

________________________________________________________________________________
Principal Amount: $100,000,000		   Trade Date: January 14, 2003
Issue Price: See "Plan of Distribution"	   Original Issue Date: January 17, 2003
Initial Interest Rate:  See "Additional    Net Proceeds to Issuer: $99,940,000
    Terms of the Notes -- Interest"	   Principal's Discount
Interest Payment Period: Monthly	     or Commission: 0.06%
Stated Maturity Date: January 18, 2005
________________________________________________________________________________
Calculation Agent: Deutsche Bank Trust Company Americas
Interest Calculation:
  [X]  Regular Floating Rate Note	[ ]  Floating Rate/Fixed Rate Note
  [ ]  Inverse Floating Rate Note		(Fixed Rate Commencement
         (Fixed Interest Rate): 		 Date):
  [ ]  Other Floating Rate Note			(Fixed Interest Rate):
         (see attached)

  Interest Rate Basis: [ ]  CD Rate [ ] Commercial Paper Rate [ ] Prime Rate
    [ ]  Eleventh District Cost of Funds Rate	[ ]  Federal Funds Rate
    [X]  LIBOR	[ ]  Treasury Rate		[ ]  Other (see attached)
             If LIBOR, Designated LIBOR Page:  [ ]  Reuters Page:
                                          [X]  Telerate Page: 3750

  Initial Interest Reset Date: February 18, 2003   Spread (+/-): +0.015%
  Interest Rate Reset Period: Monthly		   Spread Multiplier:  N/A
  Interest Reset Dates: the 18th of each	   Maximum Interest Rate: N/A
    calendar month, commencing February 18, 2003
  Interest Payment Dates: the 18th of each	   Minimum Interest Rate:  N/A
    calendar month, commencing February 18, 2003   Index Maturity: 1 month
  						   Index Currency:  U.S. dollars

Day Count Convention:
  [ ]  30/360 for the period from       to
  [X]  Actual/360 for the period from January 17, 2003 to January 18, 2005
  [ ]  Other (see attached)

Redemption:
  [X]  The Notes cannot be redeemed prior to the Stated Maturity Date.
  [ ]  The Notes may be redeemed prior to Stated Maturity Date.
       Initial Redemption Date: N/A
       Initial Redemption Percentage: N/A
       Annual Redemption Percentage Reduction: N/A

Repayment:
  [X]  The Notes cannot be repaid prior to the Stated Maturity Date.
  [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
       Optional Repayment Date(s):
       Repayment Price:     %
Currency:
  Specified Currency:  U.S. dollars
       (If other than U.S. dollars, see attached)
  Minimum Denominations:
       (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
  Total Amount of OID:
  Yield to Maturity:
  Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated


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			___________________________
			Merrill Lynch & Co.


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		ADDITIONAL TERMS OF THE NOTES

Interest

 The Initial Interest Rate for the Medium-Term Notes offered by this pricing supplement will be equal to one month LIBOR determined on January 15, 2003 plus 0.015%.


Plan of Distribution

 Under the terms of and subject to the conditions of a terms agreement under a First Amended and Restated Distribution Agreement dated September 3, 1998 between TMCC and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill"), Credit Suisse First Boston Corporation, Goldman, Sachs & Co., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and Salomon Smith Barney Inc., as amended by Amendment No. 1 thereto, dated January 12, 2000, Amendment No. 2 thereto, dated August 24, 2001 and Amendment No. 3 thereto, dated April 4, 2002 (as amended, the "Agreement"), Merrill, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 99.94% of their principal amount. Merrill may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at varying prices related to prevailing market prices at the time of resale, as determined by Merrill.

 Under the terms and conditions of the Agreement, Merrill is committed to take and pay for all of the Notes offered hereby if any are taken.